Exhibit 99.1

Sharell L. Mikesell, PhD

P.O. Box 727

Wadsworth, OH 44282

November 30, 2008

Cathy Fleischer

President & CTO

832 Emerson Street

Rochester, NY 14613

Re: Resignation from the Board

Dear Cathy:

I am assuming a new and full-time role at The Ohio State University which has evolved over the last year. As a result the heavy demands on my time going forward, I am resigning from several current responsibilities including my position on the Board of NaturalNano, Inc. My resignation is effective November 30, 2008.

I have enjoyed my association since early 2006 with the leadership team of NaturalNano, the progress on the technology developments and the Board activities. My resignation is not a reflection of any lack of confidence in the NaturalNano technology, its leadership team, or the change in ownership/financing. It is simply the result of the change in my personal situation. I wish NaturalNano and its leadership team and staff the very best in the future.

Sincerely,

s/s Sharell L. Mikesell, PhD

Sharell L. Mikesell, PhD